Exhibit 99.1

For Immediate Release:

Banco Popular Completes Sale of Construction and Commercial Real Estate Loans

San Juan, Puerto Rico, September 29, 2011 – Popular, Inc. (Nasdaq: BPOP) announced today that Banco Popular de Puerto Rico, its principal banking subsidiary, completed the sale of a portfolio of construction and commercial real estate loans with an unpaid principal balance and net book value of approximately $358 million and approximately $148 million, respectively. The purchaser is a newly created joint venture (the “Joint Venture”), which is majority owned by a limited liability company to be created by Goldman Sachs & Co. , Caribbean Property Group LLC and East Rock Capital LLC.

The loans were sold at a price essentially equal to their book value and Banco Popular will not recognize any significant gain or loss on the sale.

The following is a summary of the principal terms of the transaction:

•	The purchase price for the transaction is equal to 45.3% of the unpaid principal balance of the loans as of March 31, 2011 (approximately $381 million), adjusted for certain collections and advances made after such date.

•	As consideration for the sale of the loans, Banco Popular will receive approximately $48 million in cash, a note for approximately $86 million as seller financing and a 24.9% equity interest in the new Joint Venture.

•	Of the $148 million in book value of loans sold, approximately $91 million, or 62%, are construction loans and approximately $57 million, or 38%, are commercial real-estate loans.

•	Approximately 97% of the loans sold were classified as non-performing loans.

•	Banco Popular will extend a $68.5 million advance facility to the Joint Venture to cover unfunded commitments and other costs to complete the construction projects and a $20 million working capital line of credit to fund certain expenses of the Joint Venture.

•	The parties have agreed that no distributions may be made by the Joint Venture to its equity members until all the credit facilities have been paid in full and all commitments to lend terminated. In addition, any distributions by the Joint Venture to its equity members, including Banco Popular, will be made on a pro rata basis according to their proportionate interest in the entity.

•	The Joint Venture will engage CPG Island Servicing LLC, an affiliate of Caribbean Property Group, as servicer of the purchased loans. At the same time, the servicer will enter into a subservicing agreement with Archon Group LP, an affiliate of Goldman Sachs, under which it will provide certain subservicing functions with respect to the purchased loans.

Richard Carrión, Chairman and CEO of Popular, Inc., stated: “This transaction is an important step; one of several initiatives the Corporation is pursuing to continue to derisk its balance sheet.”

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 36th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

Contact:

Investor Relations:

Jorge A. Junquera

Chief Financial Officer

Senior Executive Vice President

787-754-1685

Media Relations:

Teruca Rullán

Senior Vice President

Corporate Communications

787-281-5170 or 917-679-3596/mobile